EXHIBIT 10.5

                                PURCHASE AND SALE
                                    AGREEMENT


                             DATED           , 1995


                                     BETWEEN



                               HAFSLUND NYCOMED AS
                                    AS SELLER


                                       AND


                                   NYCOMED AS
                                  AS PURCHASER




                  in respect of the sale by Hafslund Nycomed AS
                            of its Medical Businesses
                                  to Nycomed AS


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                                TABLE OF CONTENTS


1.       INTERPRETATION.....................................................  2
1.1      Interpretation.....................................................  2
1.2      Definitions........................................................  2

2.       SALE AND PURCHASE..................................................  7

3.       THE MEDICAL  BUSINESSES  CLOSING  BALANCE  SHEET/ THE
         PURCHASE PRICE CREDIT CALCULATION / THE CONSOLIDATED
         ENERGY CLOSING BALANCE SHEET.......................................  8

4.       CERTAIN PROVISIONS REGARDING THE SELLER'S LOANS AND
         FINANCIAL AGREEMENTS...............................................  8

5.       THE RETAINED WORKING CAPITAL.......................................  9

6.       PENSIONS AND BENEFITS.............................................. 11

7.       INDEMNIFICATION/APPORTIONMENT...................................... 12

8.       THE CLOSING ....................................................... 13

9.       CONDITIONS PRECEDENT............................................... 14

10.      MISCELLANEOUS...................................................... 14
10.1     Service Requirements............................................... 14
10.2     Employees.......................................................... 14
10.3     Change of Name..................................................... 15
10.4     No Recourse........................................................ 15
10.5     Expenses........................................................... 15
10.6     Further Assurances; Cooperation.................................... 15
10.7     Post Closing....................................................... 16
10.8     Governing Law...................................................... 16
10.9     English Language................................................... 16

EXHIBITS

1.       DESCRIPTION OF ENERGY COMPANIES
2.       CORPORATE EMPLOYEES
3.       LIST OF MEDICAL COMPANIES
4.       CONTINGENT TAX MATTERS


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                                                                              1

THIS AGREEMENT is entered into on this      day of            , 1995


Between:

(1) HAFSLUND NYCOMED AS, a Norwegian joint stock limited company having its registered office at [ADDRESS] ("SELLER"); and

(2) NYCOMED AS, a Norwegian joint stock limited company having its registered office at [ADDRESS] ("PURCHASER")


WHEREAS:

A. The Purchaser is a wholly owned subsidiary of the Seller to be capitalised by the Seller with an initial share capital of NOK 150,000 and to be further capitalised by an increase in capitalization in an amount equal to the Book Value of the Transferred Assets (as hereinafter defined) less the sum of (i) the Book Value of the Transferred Liabilities (as hereinafter defined), and (ii) NOK 150,000.

B. Pursuant to a transaction agreement dated as of October 18, 1995 (the "TRANSACTION AGREEMENT"), made between the Seller, IVAX Corporation, a Florida corporation ("IVAX"), and IVAX NYCOMED CORPORATION, a Florida corporation, it has been agreed that the Seller and IVAX will combine their respective businesses (other than the Energy Business, as hereinafter defined) in a "merger of equals" transaction to be effected as set out in the Transaction Agreement.

C. The Seller believes that the Energy Business which will be retained by the Seller pursuant to the terms of this Agreement is in terms of debt-equity ratio, working capital and other characteristics consistent with the operating history of such business as operated by the Seller.

D. Under the terms of the Transaction Agreement, the Seller has agreed to sell and transfer to the Purchaser the Seller's businesses, assets and liabilities, other than the Energy Business and the assets and liabilities related to the Energy Business.

E. Under the terms of the Transaction Agreement and pursuant to a transfer agreement dated as of the date hereof, the Seller's subsidiary A/S Vamma Fossekompagni will transfer to the Purchaser all of its shares in Hafslund Invest a.s.

F. Under the terms of the Transaction Agreement and pursuant to a transfer agreement dated as of the date hereof, the Seller's subsidiary Hafslund Eiendom AS will transfer to the Seller 15% of its net claim for a refund of taxes paid in connection with the disposal of Unitor AS Shares.

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                                                                              2

G. The parties hereto have agreed to enter into this Agreement to effect the purchase and sale described in Recital D above.

NOW THEREFORE, the parties hereby agree as follows:

1.       INTERPRETATION

1.1      INTERPRETATION

         1.1.1 Where used herein or in any amendment or supplement hereto, unless the context otherwise requires, words and phrases defined in the Recitals hereto and Article 1.2 shall have the meaning set out therein.

         1.1.2 Headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

         1.1.3 Words importing the singular include the plural and vice versa and words importing gender include all genders.

1.2      DEFINITIONS

         1.2.1 The following terms, when used herein, shall have the meanings ascribed thereto in the Transaction Agreement:

                  "business day", "Effective Time" and "Medical Businesses".

         1.2.2 When used herein, the following terms shall have the meanings set out below unless the context otherwise requires:

         "BOOK VALUE" means the book value as shown on the Medical Businesses Closing Balance Sheet or the Consolidated Energy Closing Balance Sheet.

         "CLOSING" shall have the meaning set forth in Article 8.

         "COLLECTIVE PLANS" shall have the meaning set forth in Article 6.1.

         "CONSOLIDATED ENERGY CLOSING BALANCE SHEET" shall have the meaning set forth in Article 3.1.

         "CONTINGENT TAX CLAIM" shall have the meaning set forth in Article 7.5.

         "CORPORATE EMPLOYEES" means the employees of the Seller whose employment is common to the group, as listed in Exhibit 2.

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                                                                              3

         "ENERGY BUSINESS" means the Seller's and the Energy Companies' Norwegian business of generating hydroelectric power and transmitting, buying and selling electric power.

         "ENERGY COMPANIES" means those of the Seller's subsidiaries listed in
         Exhibit 1 hereto which constitute all the subsidiaries of the Seller engaged in the Energy Business.

         "EXCLUDED ASSETS" means 15% of the claim by the Seller for repayment with interest of a tax amount of approximately NOK 85,000,000 previously paid to cover a disputed tax assessment for Actinor AS for the financial year 1985, and all of the Seller's assets Related To the Energy Business and/or the Hafslund Manor, including, without limitation, the following assets:

         (i) accounts receivable Related To the Energy Business and/or the Hafslund Manor,

         (ii) inventories Related To the Energy Business and/or the Hafslund Manor,

         (iii) repurchased notes under the Hafslund a.s 1985/2015 loan in the aggregate principal amount of NOK 91,698,000 presently held by the Seller (or, in the case of repayment of any such notes prior to the Closing, cash equal to the net repaid amount),

         (iv) cash and bank deposits to the extent retained by the Seller as part of the Retained Working Capital pursuant to
                  Article 5 below,

         (v) real estate Related To the Energy Business and/or the Hafslund Manor,

         (vi) personal property Related To the Energy Business and/or the Hafslund Manor,

         (vii) patents, trademarks and other intellectual property rights Related To the Energy Business and/or the Hafslund Manor,

         (viii) rights under contracts Related To the Energy Business and/or the Hafslund Manor,

         (ix)     all shares of the Energy Companies,

         (x)      accounts receivable from the Energy Companies,

         (xi) insurance policies Related To the Energy Business and/or the Hafslund Manor,

         (xii) loans to the Retained Employees, furniture, office equipment and relevant files and records primarily used by the Retained Employees and all other assets Related To the Retained Employees, and

         (xiii)   the books and records Related To the Energy Business.

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                                                                              4


         "EXCLUDED LIABILITIES" means all of the Seller's liabilities Related To the Energy Business and/or the Hafslund Manor, including, without limitation, the following liabilities:

         (i) accounts payable Related To the Energy Business and/or the Hafslund Manor,

         (ii) accrued taxes and other tax liabilities Related To the Energy Business and/or the Hafslund Manor,

         (iii) liabilities Related To present and future litigation or arbitration and other known or unknown contingent liabilities Related To the Energy Business and/or the Hafslund Manor,

         (iv) liabilities under contracts Related To the Energy Business and/or the Hafslund Manor,

         (v)      accounts payable to the Energy Companies,

         (vi) the Retained Loan and such debt as may be included in the calculation of the Retained Working Capital,

         (vii) liabilities under insurance policies Related To the Energy Business and/or the Hafslund Manor,

         (viii) liability for deposits made by the Retained Employees with the Seller, the liabilities allocated to the Seller pursuant to
                  Article 6 and all other liabilities Related To the Retained Employees, and

         (ix)     all liabilities Related To the Excluded Assets.

         "FUTURE ADJUSTMENT AMOUNT"  shall have the meaning set forth in
         Article 6.1.6.

         "GAAP" means generally accepted accounting principles in Norway.

         "HAFSLUND MANOR" means the Hafslund Manor and related farmland and other real property in Sarpsborg, Norway.

         "INDEMNIFIED LIABILITY" shall have the meaning set forth in
         Article 7.1.

         "INDEMNIFIED PARTY" shall have the meaning set forth in Article 7.1.

         "INDEMNIFYING PARTY" shall have the meaning set forth in Article 7.1.

         "MAINTENANCE CONSENTS" shall have the meaning set forth in Article 4.1.

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                                                                              5


         "MEDICAL BUSINESS CLOSING BALANCE SHEET" shall have the meaning set forth in Article 3.1.

         "MEDICAL COMPANIES" means those subsidiaries of the Seller listed in
         Exhibit 3 hereto.

         "PURCHASE PRICE CREDIT CALCULATION" shall have the meaning set forth in
         Article 3.1.

         "RETAINED EMPLOYEES" means employees of the Seller who after the closing of the transactions contemplated by this Agreement and the allocation of Corporate Employees provided for in Article 10.2 will remain employees of the Seller.

         "RETAINED LOAN" means the Hafslund a.s NOK 200,000,000 floating rate Notes 1985/2015, outstanding amount as of 30 September 1995 NOK 160,000,000.

         "RETAINED WORKING CAPITAL" shall mean the difference between the sum of current assets and the sum of current liabilities shown on the Consolidated Energy Closing Balance Sheet, except that for the purpose of calculating the Retained Working Capital

         (i)      to the extent (a) expenses allocated to the Seller pursuant to
                  Article 4.4 and/or Article 10.5, (b) receipt of all or any part of the Seller's 15% share of the claim of the Seller for repayment with interest of a tax amount of approximately NOK 85,000,000 previously paid to cover a disputed tax assessment for Actinor AS for the financial year 1985 and/or (c) the Seller's 15% share of the liability for Contingent Tax Claims pursuant to Article 7.5 have impacted the amount of any current assets or current liabilities shown on the Consolidated Energy Closing Balance Sheet, such items shall be added back, and

         (ii)     assets and/or provisions reflecting the items referred to in
                  (i) above shall be disregarded.

         "RELATED TO" means primarily related to, used primarily in connection with or arising primarily out of.

         "TRANSFER CONSENTS" shall have the meaning set forth in Article 4.3.1.

         "TRANSFERRED ASSETS" means 85% of the claim by the Seller for repayment of a tax amount of approximately NOK 85,000,000 previously paid to cover a disputed tax assessment for Actinor AS for the financial year 1985, and all of the Seller's assets, except the Excluded Assets, including, without limitation:

         (i)      accounts receivable,

         (ii)     inventories,

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                                                                              6


         (iii) all cash, bank deposits, commercial paper, notes, debentures, bonds, receivables and shares except to the extent retained by the Seller as part of the Retained Working Capital pursuant to
                  Article 5 below,

         (iv)     real estate,

         (v)      personal property,

         (vi)     patents, trademarks and other intellectual property rights,

         (vii)    rights under contracts,

         (viii)   rights under the Transferred Financial Instruments,

         (ix) all shares of the Medical Companies, except the shares of Hafslund Invest a.s. which will be transferred to the Purchaser from A/S Vamma Fossekompagni pursuant to a separate transfer agreement as provided in Recital E hereto,

         (x)      insurance policies,

         (xi) loans to the Transferred Employees, furniture, office equipment and files, the assets allocated to the Purchaser pursuant to Article 6 and all other assets Related To the Transferred Employees, and

         (xii)    the books and records Related To the Medical Business.

         "TRANSFERRED EMPLOYEES" means employees of the Seller who after the closing of the transactions contemplated by this Agreement and the allocation of Corporate Employees provided for in Article 10.2 will be employees of the Purchaser.

         "TRANSFERRED FINANCIAL INSTRUMENTS" shall have the meaning set forth in Article 4.3

         "TRANSFERRED LIABILITIES" means all other liabilities of the Seller, except the Excluded Liabilities, including, without limitation:

         (i)      accounts payable,

         (ii)     accrued taxes,

         (iii) liabilities Related To present and future litigation and arbitration and other known or unknown contingent liabilities,

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                                                                              7
         (iv)     liabilities under contracts,

         (v) all obligations for borrowed money, except the Retained Loan and except to the extent included in the calculation of the Retained Working Capital pursuant to Article 5 below,

         (vi)     liabilities under Transferred Financial Instruments,

         (vii)    liabilities under insurance policies,

         (viii) liability for deposits made by the Transferred Employees with the Seller, the liabilities allocated to the Seller pursuant to Article 6 below and all other liabilities Related To the Transferred Employees, and

         (ix)     all liabilities Related To the Transferred Assets.

         "TRANSFERRED LOANS" shall have the meaning set forth in Article 4.3.

         "UNFUNDED PLANS" shall have the meaning set forth in Article 6.2.

2.       SALE AND PURCHASE

2.1 Subject to the terms and conditions hereof it is hereby agreed that at the Closing, the Seller will sell and transfer to the Purchaser and the Purchaser will purchase and assume, the Transferred Assets and the Transferred Liabilities, all with effect at the Effective Time.

2.2 The total price payable by the Purchaser to the Seller (the "PURCHASE PRICE") shall be the aggregate of the Book Value of the Transferred Assets shown on the Seller's Closing Balance Sheet.

2.3      The Purchase Price shall be paid and satisfied as follows:

         a.       assumption of the Transferred Liabilities; and

         b.       payment in cash of NOK 150,000 on the Closing; and

         c. the assumption by the Purchaser of an interest free obligation (the "PURCHASE PRICE CREDIT") to pay an amount equal to the Book Value of the Transferred Assets less the sum of (i) the Book Value of the Transferred Liabilities and (ii) NOK 150,000 as further provided in Article 3 below, which shall be payable within ten business days after the deliveries provided for in
                  Article 3.1 have been effected.

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2.4      The payment pursuant to Article 2.3 b above and the Purchase Price
         Credit shall be expressed in NOK.

3. THE MEDICAL BUSINESSES CLOSING BALANCE SHEET/ THE PURCHASE PRICE CREDIT CALCULATION / THE CONSOLIDATED ENERGY CLOSING BALANCE SHEET

3.1 No later than 60 days after the Closing, the Seller shall deliver to the Purchaser (i) an audited consolidated balance sheet (the "MEDICAL BUSINESSES CLOSING BALANCE SHEET") reflecting the Transferred Assets and the Transferred Liabilities as of the Effective Time, (ii) a calculation of the Purchase Price Credit (the "PURCHASE PRICE CREDIT CALCULATION"), and (iii) a consolidated audited balance sheet reflecting the Excluded Assets and the Excluded Liabilities and the assets and liabilities of the Energy Companies (the "CONSOLIDATED ENERGY CLOSING BALANCE SHEET") as of the Effective Time. The Medical Businesses Closing Balance Sheet shall be prepared in accordance with US generally accepted accounting principles, and the Consolidated Energy Closing Balance Sheet shall be prepared in accordance with GAAP as historically applied by the Seller. The Medical Businesses Closing Balance Sheet and the Consolidated Energy Closing Balance Sheet shall be audited by Arthur Andersen & Co. The Purchaser and the Seller shall consult with respect to the preparation of the Medical Business Closing Balance Sheet and the Consolidated Energy Closing Balance Sheet. To the extent that the parties cannot agree on any item of such balance sheets, such item shall be reflected as directed by Arthur Andersen & Co.

3.2 The Medical Businesses Closing Balance Sheet, the Purchase Price Credit Calculation and the Consolidated Energy Closing Balance Sheet delivered to the Purchaser pursuant to Article 3.1 above shall, in the absence of manifest error, be final and binding.

3.3 As promptly as practicable after December 31, 1995, the Seller shall deliver to the Purchaser an audited Consolidated Energy Balance Sheet as of December 31, 1995 and an audited Medical Business Balance Sheet as of December 31, 1995.

4.       CERTAIN PROVISIONS REGARDING THE SELLER'S LOANS AND FINANCIAL
         AGREEMENTS

4.1 The Seller assumes the risk of obtaining the necessary consents and making other necessary arrangements (the "MAINTENANCE CONSENTS") with the counterparties to the Retained Loan in order for the Seller to retain the same. In case the Seller does not obtain all of the Maintenance Consents, the Seller undertakes to discharge any and all liabilities and expenses associated with settling the Retained Loan.

4.2 If on the Closing (or on 28 February 1996 if the Closing does not occur on or prior to such date) the difference between (i) the aggregate amount of obligations for borrowed money which are shown as long term liabilities on the Consolidated Energy Closing Balance Sheet and (ii) NOK

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                                                                              9

         91,698,000 (which is the principal amount of the notes referred to in item (iii) of the definition of Excluded Assets) is less than NOK 312,500,000, then the Seller will use its reasonable best efforts to raise other loans in an aggregate amount equal to such shortfall prior to the Closing and will transfer an equivalent amount in cash to the Purchaser at the Closing. If the Closing does not occur on or prior to 28 February 1996, the Seller undertakes not to make, and to cause the Energy Companies not to make, any payments in respect of its obligations for borrowed money which are long term liabilities other than interest payments, repayments of principal and other payments that are mandatory under the terms of such obligations and in particular not to make any prepayments in respect of such obligations.

4.3 The following shall apply with respect to all loans to which the Seller is a party that is not a Retained Loan (the "TRANSFERRED LOANS") and all interest rate and currency swaps, forward contracts, futures, currency options and other financial instruments (the "TRANSFERRED FINANCIAL INSTRUMENTS") of the Seller:

         4.3.1 The Purchaser assumes the risk of obtaining the necessary consents and making other necessary arrangements (the "TRANSFER CONSENTS") with the counterparties to the Transferred Loan and the Transferred Financial Instruments in order for the Purchaser to assume the same as contemplated by
                  Article 2.1 above.

         4.3.2 In case the Purchaser does not obtain all of the Transfer Consents related to the Transferred Loans, the Purchaser undertakes to (i) discharge any and all liabilities and expenses associated with settling such Transferred Loans at the Effective Time and (ii) use its reasonable best efforts to raise other loans in an aggregate amount at least sufficient to refinance the Transferred Loans at the Effective Time.

         4.3.3 In case the Purchaser does not obtain all of the Transfer Consents related to the Transferred Financial Instruments, the Purchaser undertakes to (i) discharge any and all liabilities and expenses associated with settling such Transferred Financial Instruments and (ii) assumes the risk of not being able to enter into other similar financial agreements.

4.4 The Seller and the Purchaser will pay 15% and 85%, respectively, of all costs in connection with the yield maintenance obligations under the $227 millon Senior Notes of Seller issued in multiple series pursuant to a Note Agreement dated November 2, 1994.

5.       THE RETAINED WORKING CAPITAL

5.1      The following shall apply with respect to the Retained Working Capital:

         5.1.1 To the extent the Retained Working Capital is a positive figure, the Seller shall assume the liability for short term loans that would otherwise be Transferred Liabilities in an

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                  aggregate amount equal to such positive figure. The provisions set forth in Article 4.1 above shall apply, MUTATIS MUTANDIS, with respect to such additional short term loans; and

         5.1.2 To the extent the Retained Working Capital is a negative figure, the Seller shall retain cash or cash equivalents in an aggregate amount equal to such negative figure.

6.       PENSIONS AND BENEFITS

6.1 The following shall apply to the rights and obligations under the Seller's collective pension plans (the "COLLECTIVE PLANS"):

         6.1.1 The Purchaser shall assume the liability for payment of pension premiums and all other obligations arising out of the Collective Plans insofar as such liabilities relate to the Transferred Employees;

         6.1.2 The Seller shall retain the liability for payment of pension premiums and all other obligations arising out of the Collective Plans insofar as such liabilities relate to (i) the Retained Employees or (ii) non-employees who as of the date of the Effective Time have a right to current or future pension payments under the Collective Plans including any and all Future Adjustment Amounts referred to in Article 6.1.6 below;

         6.1.3 All beneficiaries under the Collective Plans shall maintain without any change of their rights against the insurance carrier under the Collective Plans;

         6.1.4 The premium reserve ("PREMIERESERVEN") shall be allocated to the Purchaser insofar as it relates to the Transferred Employees;

         6.1.5 The premium reserve ("PREMIERESERVEN") shall be allocated to the Seller insofar as it relates to the Retained Employees;

         6.1.6 An amount (the "FUTURE ADJUSTMENT AMOUNT") equal to the net present value of increased premium payments by the Seller expected to result from future adjustments of pensions to non-employees who as of the date of the Effective Time have a right to current or future pension payments under the Collective Plans, shall be allocated to the Seller from the premium fund ("PREMIEFOND"). The Future Adjustment Amount shall be calculated by an actuarial expert agreed upon by both parties hereto, applying such actuarial principles and assumptions as in its discretion such expert considers reasonable. Such calculation shall, in the absence of manifest error, be final and binding on the parties;

         6.1.7 Each of (i) the pro rata share of the additional reserve ("ANDEL TILLEGGSAVSETNING"), (ii) the pro rata share of net unrealized gains ("ANDEL KURSRESERVE"), (iii) the balance of the

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                  premium fund after the allocation of the Future Adjustment
                  Amount to the Seller pursuant to in Article 6.1.6, (iv) the guarantee reserve ("GARANTIRESERVE"), (v) the pension adjustment fund ("PENSJONSREGULERINGSFOND") and (vi) the earnings fund ("OVERSKUDDSFOND") shall be allocated between the Seller and the Purchaser such that the proportion of the part allocated to the Seller to the part allocated to the Purchaser shall be the same as the proportion of the part of the premium reserve allocated to the Seller to the part of the premium reserve allocated to the Purchaser.

6.2 The following principles shall apply to assets and liabilities related to all pension plans and/or individual pension agreements other than the Collective Plans (the "UNFUNDED PLANS"), it being understood that such plans and/or individual agreements comprise both unfunded and partly-funded pension liabilities:

         6.2.1 The Purchaser shall assume the liability for all obligations arising out of the Unfunded Plans insofar as such liabilities relate to (i) the Transferred Employees and (ii) former employees, other than those whose employment was Related To the Energy Business and/or the Hafslund Manor, and their relatives.

         6.2.2 The Seller shall retain the liability for all obligations arising out of the Unfunded Plans insofar as such liabilities relate to (i) Retained Employees and (ii) former employees whose employment was Related To the Energy Business and/or the Hafslund Manor and their relatives.

         6.2.3 All assets related to the Unfunded Plans shall be transferred to the Purchaser insofar as they relate to the persons referred to in Article 6.2.1;

         6.2.4 All assets related to the Unfunded Plans shall be retained by the Seller insofar as they relate to persons referred to in
                  Article 6.2.2.

7.       INDEMNIFICATION/APPORTIONMENT

7.1 If a party (an "INDEMNIFIED PARTY") discharges a liability (an "INDEMNIFIED LIABILITY") for which the other party (an "INDEMNIFYING PARTY") is liable pursuant to the terms and conditions of this Agreement, then the Indemnifying Party shall, subject to the terms and provisions set forth below in this Article 7 promptly upon demand indemnify the Indemnified Party to the extent of the Indemnifying Party's liability for the Indemnified Liability together with the Indemnified Party's reasonable expenses related to the defense of the Indemnified Liability.

7.2 If an Indemnified Liability is asserted in writing against an Indemnified Party, then the Indemnified Party shall notify the Indemnifying Party in writing in reasonable detail of the amount and nature of the Indemnified Liability, the identity of the claimant and the reason why the Indemnified Party believes that the Indemnifying Party is liable for the Indemnified Liability.

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7.3      If the Indemnifying Party accepts liability for the Indemnified
         Liability in its entirety, the Indemnifying Party shall have the right to assume the defence thereof. If the Indemnifying Party only accepts liability for part of the Indemnified Liability (whether or not the Indemnified Party believes that the Indemnifying Party is liable for the Indemnified Liability in its entirety), or the Indemnifying Party does not accept any liability in respect of the Indemnified Liability, then the Indemnified Party shall have the right, but not the obligation, to assume the defense thereof, provided that if the Indemnified Party does not take reasonable steps to defend the Indemnified Liability, then the Indemnifying Party shall have the right to assume the defence thereof.

7.4 If the Indemnified Party does not notify the Indemnifying Party of the Indemnified Liability in accordance with the provisions set forth in
         Article 7.2, then the Indemnified Party shall retain its right to indemnification except to the extent that the Indemnifying Party can demonstrate that it was prejudiced by such failure.

7.5 If a claim (a "CONTINGENT TAX CLAIM") arising out of any of the contingent tax matters listed in Exhibit 4 is asserted against either of the parties, any of the Medical Companies or any of the Energy Companies, the following shall apply:

         7.5.1 If a Contingent Tax Claim is asserted against the Seller or any of the Energy Companies, the Seller shall notify the Purchaser of such Contingent Tax Claim and send the Purchaser copies of all documents in its and the Energy Companies' possession relevant to such Contingent Tax Claim to the Purchaser.

         7.5.2 The Purchaser shall assume the defence of Contingent Tax Claims and shall promptly keep the Seller informed of all material developments relative thereto. The Purchaser shall, after having duly consulted with the Seller, make all decisions in its sole discretion as to how to defend and whether to settle Contingent Tax Claims. The Seller shall promptly upon demand indemnify the Purchaser for 15% of the Purchaser's out-of-pocket expenses incurred from time to time as a result for the defence of Contingent Tax Claims.

         7.5.3 If the Purchaser or a Medical Company makes a payment in respect of a Contingent Tax Claim which has not been finally assessed, the Seller shall promptly upon demand pay on account an amount equal to 15% of such payment to the Purchaser. If the Seller or an Energy Company makes a payment in respect of a Contingent Tax Claim which has not been finally assessed, the Purchaser shall promptly upon demand pay on account an amount equal to 85% of such payment to the Purchaser.

         7.5.4 If the Purchaser or a Medical Company discharges any Contingent Tax Claim that is definitively assessed, i.e., the subject of a final, administrative decision or judgement, or a settlement to which the Purchaser shall have agreed in its sole discretion, it shall be entitled to receive indemnification from the Seller; and if the Seller or any Energy

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                                                                             13


                  Company discharges any definitively assessed Contingent Tax Claim is shall be entitled to receive indemnification from the Purchaser. The amount of such indemnification shall be calculated so that the Seller and the Energy Companies shall ultimately bear 15%, and the Purchaser and the Medical Companies shall ultimately bear 85%, of the total tax payments made as a result such Contingent Tax Claim after deduction of any tax refunds received as a result of adjustments made in connection with the same Contingent Tax Claim. To the extent such indemnification payments are treated as taxable income to the receiving party and/or as tax deductible costs to the paying party, the amount of the indemnification shall be adjusted so that (after such adjustment payments have been made) the result described in the preceding sentence is achieved on an after-tax basis. Payments made on account pursuant to Article 7.5.3 shall be repaid simultaneously with, or set-off against, indemnification payments made pursuant to this Article 7.5.4 in respect of the same Contingent Tax Claim.

7.6 The Seller shall own 15% and the Purchaser shall own 85% of all contingent and/or unknown rights, assets and claims which are neither Related To the Energy Business nor Related To the Medical Business. The Purchaser shall bear 85% and the Seller shall bear 15% of all contingent and/or unknown liabilities and obligations which are neither Related To the Energy Business nor Related To the Medical Business.

8.       THE CLOSING

8.1 The Closing of the transactions contemplated hereby (the "CLOSING") shall take place as of the Effective Time and substantially simultaneously with the Closing provided for in Section 2.02 of the Transaction Agreement at the offices of Wiersholm, Mellbye & Bech, Oslo in accordance with a closing agenda to be prepared by the parties and their legal advisers.

8.2 At the Closing the Seller shall take all commercially reasonable steps to transfer ownership of the Transferred Assets including, without limitation, delivery of:

         a. all transfer documents in respect of all intellectual property rights, including patents and trademarks;

         b.       all documents required to transfer or replace the liabilities;

         c. all documents required to transfer ownership and registered title (where appropriate) to the Transferred Assets;

         d. such other documents and assurances as may be required to effectively complete the transactions provided for herein, including, without limitation, all relevant share certificates.

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                                                                             14


9.       CONDITIONS PRECEDENT

9.1 Unless the conditions set out in the Transaction Agreement are satisfied or waived in writing, neither party shall be obliged to complete the transactions contemplated hereby.

10.      MISCELLANEOUS

10.1     SERVICE REQUIREMENTS

         10.1.1 The parties hereby agree that the Seller shall have the right for a period of three years from the Closing to receive reasonable support from the Purchaser by way of provision of services related to information systems and administrative, accounting, financial and legal services and the use of such equipment, premises and facilities (or equivalent premises and facilities) within the Sellers' headquarters building as are currently being used by the Energy Business or the Retained Employees.

         10.1.2 Each service or right to use equipment, premises or facilities or resources shall be provided or granted by the Purchaser pursuant to and on the terms and conditions set out in separate agreements to be entered into between the parties from time to time. Such agreements shall provide, without limitation:

                  a. in the case of leases of premises owned by the Purchaser, that the rent to be paid by the Seller shall initially be equivalent to the relevant amount allocated for the lease of such premises in the relevant intra-group accounts for the fiscal year ending on 31st December, 1995 such rent to be index-linked; and

                  b. in the case of all other services, resources, equipment and/or facilities, that such shall be provided at fully burdened cost, as calculated by the Purchaser in accordance with GAAP.

10.2     EMPLOYEES

         10.2.1 All employees of the Medical Businesses and the Energy Business shall continue to be employed in their respective businesses following completion of the transactions contemplated herein in accordance with the applicable law.

         10.2.2 The parties hereby agree that, within 30 days of the date of execution of this Agreement, the Seller and IVAX Corporation shall agree on the allocation of the Corporate Employees between the Seller and the Purchaser. In the case of disagreement, the Purchaser shall have the right and obligation to assume the employment of each of such Corporate Employees.

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                                                                             15

10.3     CHANGE OF NAME

         Not later than 60 days after the Closing the Purchaser shall cause each of the Medical Companies whose name contains the word "Hafslund" to change its name to a name that does not contain the word "Hafslund" or any other word similar to the word "Hafslund" and shall promptly cause such new names to be registered in the Register of Business Enterprises ("FORETAKSREGISTERET"). Not later than 60 days after the Closing, neither the Seller nor any of its subsidiaries shall to make use of the word "Nycomed" or any other word similar to "Nycomed".

10.4     NO RECOURSE

         The parties hereby agree that nothing herein shall be construed as a representation or warranty by the Seller in respect of the Transferred Assets or the Transferred Liabilities. Except to the extent expressly provided otherwise herein or in the Transaction Agreement and any amendments thereto, the Purchaser shall have no right of recourse whatsoever against the Seller nor shall any circumstance entitle the Purchaser to make any demand on the Seller for cancellation or revision of this Agreement in whole or in part, for reduction in the Purchase Price or any form of compensation in respect of the Transferred Assets or the Transferred Liabilities or any claim in respect thereof or otherwise; provided that the Purchaser shall be entitled to enforce all the provisions of this Agreement.

10.5     EXPENSES

         All fees and taxes payable to public authorities in connection with the performance of this Agreement, including without limitation fees and taxes related to the transfer of title to real estate ("TINGLYSINGSGEBYR" and "DOKUMENTAVGIFT"), motor vehicles ("OMREGISTRERINGSAVGIFT"), patents and trademarks and professional fees that are specifically related to the preparation, execution or performance of this Agreement shall, regardless of whether such fees are incurred by the Seller or the Purchaser, be split between the Seller and the Purchaser so that the Seller pays 15% and the Purchaser pays 85% of all such fees and taxes. All other fees and expenses incurred in connection with the preparation, execution and performance of this Agreement shall be paid by the party incurring such expenses as provided in Article 11.05 of the Transaction Agreement.

10.6     FURTHER ASSURANCES; COOPERATION

         Each party shall, and shall cause its subsidiaries to, and shall use its best endeavors to ensure that all contractual third parties shall, from time to time execute and deliver such other instruments of transfer and take such further action as may be required to complete any matter provided for herein.

         In the event that any contractual third party refuses to take such steps as are required to transfer any contractual rights or obligations to be transferred pursuant hereto, the parties shall enter into


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                                                                             16

         such arrangements as shall be necessary so that the party to whom the contractual rights and obligations ought to have been transferred shall receive the benefits and burdens of such contract.

         Both Seller and Purchaser shall cooperate in the preparation of accounts and other business records to the extent reasonably practicable. Following the Effective Time, each of Seller and Purchaser shall grant the other access to its books and records to the extent reasonably desired for purposes of any tax filings, litigation, arbitration, financial reporting obligations or similar matters.

10.7     POST CLOSING

         The parties hereby agree to provide to each other all reasonable cooperation following the Closing in connection with all matters relating to the transactions contemplated hereby including the filing of tax returns, obtaining refunds of taxes, and dealing with assessments and reassessments and disputes relating to previously filed tax returns relating to the Transferred Assets and the Transferred Liabilities.

10.8     GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with Norwegian law. The parties hereto consent to the exclusive jurisdiction of any applicable court sitting in London, England, for the purpose of any action, suit or proceeding arising out of or related to this Agreement and further agree not to commence any such action, suit or proceeding except in any such court.

10.9     ENGLISH LANGUAGE

         The parties hereby confirm that this Agreement and all other documents relating thereto are to be in English only, however, it is acknowledged that certain existing documents and new documents related to that part of the business to be carried out in Norway may be in Norwegian.


IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written in two original counterparts, one of each which is held by each party hereto.

For and on behalf of                             For and on behalf of
NYCOMED AS                                       HAFSLUND NYCOMED AS

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